Exhibit 10.67

HIBERNIA

[DATE]

Grant No.

[NAME]
[ADDRESS]

RE: Notice and Acceptance of Grant of Restricted Stock

Dear [NAME]:

        Under the terms of the Hibernia Corporation (the “Company”) 2003 Long-Term Incentive Compensation Plan, as amended (the “Plan”), you are hereby granted shares of the Company’s no par value Class A voting common stock (the “Common Stock”) subject to the terms and conditions contained in this letter and in the Plan. By execution below, you acknowledge and agree to be bound by the terms and conditions described herein and the provisions of the Plan. Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

    1.        Grant. Effective as of [DATE] (the “Effective Date”), the Company hereby grants to you [NO. OF SHARES] shares of Common Stock (the “Restricted Stock”).

    2.        Limitations. A purpose of the Company in granting Restricted Stock is to encourage you to become a long-term shareholder of the Company. Consistent with this purpose, you agree that you will not sell, assign, transfer, pledge, hypothecate or otherwise dispose of the Restricted Stock granted hereunder (other than by will or by the laws of descent and distribution), for the one-year period following the Effective Date (the “Holding Period”). You agree that shares of Common Stock subject to the Holding Period may be held by the Company, in escrow, pending lapse of the Holding Period.

    3.        Termination of Employment by Death, Disability or Retirement. If your employment with the Company and its Affiliates is terminated prior to the lapse of the Holding Period on account of your death, Disability or Retirement, the Holding Period limitation on the shares of Restricted Stock granted hereunder shall lapse.

    4.        Change of Control. Upon the occurrence of a Change of Control (as defined in the Plan) the Holding Period limitation on the shares of Restricted Stock granted hereunder shall lapse.

    5.        Taxes. The Fair Market Value of the shares of Restricted Stock granted hereunder on the Effective Date will be treated as compensation, reported by the Company on IRS Form W-2, and subject to federal, state and local income and employment taxes. You must satisfy your portion of the tax withholding on or prior to the Effective Date. You may satisfy your portion of the tax withholding obligation, in whole or in part, by:

a.	Making an advance irrevocable election directing the Company to withhold such taxes from the payment of shares of Common Stock;

b.	Tendering shares of Common Stock acquired on the open market or held by you for a period of not less than six months; or

c.	Delivering to the Company cash or cash equivalents sufficient to satisfy the tax withholding.

In the case of subparts 5(a) or (b) above, the Common Stock tendered or withheld shall have a Fair Market Value of not more than an amount equal to the minimum statutory withholding (based on supplemental rates) for federal and state income taxes, plus employment taxes. Fair Market Value shall be determined in accordance with the Plan.

    6.        Additional Requirements. You acknowledge that Common Stock acquired hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable federal or state securities laws or under the terms of the Plan. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable federal or state securities laws.

    7.        Employment Rights. Neither this agreement nor the grant of Restricted Stock shall be deemed to confer upon you any right to continue employment with the Company or any Affiliate or interfere, in any manner, with the right of the Company or an Affiliate to terminate your employment, whether with or without Cause, in its sole discretion.

    8.        Amendment. The terms and conditions set forth herein may be amended by the written consent of the parties hereto.

    9.        Return of Economic Value. Under certain circumstances, if you voluntarily terminate or if you are terminated for Cause, you may be required to return to the Company all or a portion of the Economic Value of the Restricted Stock as described in Section 11.6 of the Plan. (The terms “Cause” and “Economic Value” are used as defined in the Plan.) If a Change of Control occurs prior to your termination, this Section 9 shall not apply, and you shall not be required to return to the Company the Economic Value of the Restricted Stock.

    10.       Additional Restrictions. You acknowledge that the Restricted Stock granted hereunder is subject to additional restrictions set forth in the Plan and that the Committee possesses the authority to administer the grant hereunder, in its discretion.

HIBERNIA CORPORATION By: [NAME] Its: [TITLE]

ACKNOWLEDGMENT AND AGREEMENT

        I acknowledge that the Restricted Stock granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, in addition to the terms and conditions of this agreement. By execution of this agreement, I acknowledge that I have previously received a copy of the Plan and a prospectus and that no member of the Committee or the Board of Directors shall be liable for any action or determination taken in good faith with respect to the Plan or any grant or award hereunder.

Signature Date: